Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
Photowatt International S.A.S.	France
Photowatt Technologies USA Inc.	Delaware
Spheral Solar Power, Inc.	Ontario

1